Inuvo, Inc. Reports Net Income of $0.02 per share for the Second Quarter 2014
CONWAY, AR, July 31, 2014 -- Inuvo, Inc. (NYSE MKT: INUV), an Internet marketing and technology company that delivers targeted advertisements into websites and applications reaching desktop and mobile devices, today announced net income of $382,000 or $0.02 per diluted share for the second quarter of 2014. Revenue for the second quarter of 2014 was $10.9 million, compared to $10.1 million in the first quarter of 2014 and $13.1 million for the second quarter of 2013. Adjusted EBITDA was $1.2 million in the second quarter of 2014 compared to $848,000 in the second quarter of 2013.

"We are pleased with our sequential revenue growth rate of 8% in the second quarter as compared to the preceding quarter, while also noting that our owned & operated sites and applications grew 31% in that same period. Mobile revenues increased 122% from the immediate prior quarter and represented 43% of overall second quarter top line results. We expect the revenue contribution of mobile to continue as we launch new websites and applications,” stated, Richard Howe, Chairman and Chief Executive Officer of Inuvo. “The lower year over year revenue was primarily due to our previously announced decision to transition out of the toolbar business and deploy more resources towards scaling Inuvo’s overall network through content rich owned and operated websites and applications, a strategy now proven to be a driver of new growth and improved profitability.”

Second Quarter 2014 Highlights

•	Net income was $382,000 or $0.02 per diluted share, largely unchanged from the second quarter of 2013.

•	ALOT sites and applications revenue was $4.8 million in the second quarter of 2014, a 156% improvement over the second quarter of 2013 and a 31% improvement over the immediate prior quarter.

•	Operating profit was $468,000 compared to $86,000 in the second quarter of last year; operating expenses improved nearly 5% from $6.1 million in 2013 to $5.8 million in 2014.

•	Adjusted EBITDA, a non-GAAP measure, improved 41% to $1.2 million as compared to $848,000 in the second quarter last year.

First Half 2014 Highlights

•	Net income was $1.1 million or $0.04 per diluted share, as compared to $91,000 in the first half of 2013.

•	ALOT sites revenue was $8.5 million, a 109% improvement over the first half of 2013.

•	Operating profit was $1.1 million as compared to a loss of $306,000 in the first half of 2013.

•	Adjusted EBITDA was $2.5 million as compared to $2.2 million in the first half of 2013.

The Inuvo business is managed along two segments, the Partner Network and the Owned and Operated Network. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets mobile-ready consumer websites and applications under the ALOT brand. The segments share the utilization of the company’s core ad delivery technology platform.

Three-month financial results for the period ended June 30, 2014
Net revenues for the three months ended June 30, 2014, were $10.9 million as compared to $13.1 million for the three months ended June 30, 2013. The lower year over year revenue comparison for the quarter was primarily due to a planned transition out of the toolbar product, which had revenue of $542,000 in the second quarter of 2014 compared to $2.7 million in the same quarter last year. In addition, we incurred lower revenues but higher margins in the Partner Network in the quarter ended June 30, 2014 compared to the same quarter last year due to a focus on delivering higher quality clicks and the continued enforcement of publisher contract terms and conditions associated with that strategy. Revenue in our Owned and Operated Network was $5.4 million in the second quarter of 2014 compared to $4.6 million in the same quarter last year and reflects the transition from toolbar to content rich websites and applications within the segment. Operating expenses also improved in the current quarter compared to the same quarter last year due in large part to the lower cost of operating in Arkansas.

For the quarter ended June 30, 2014, Adjusted EBITDA, a non-GAAP measure was $1.2 million compared to $848,000 in the second quarter of 2013. The Company reported net income of $382,000, or $0.02 per diluted share, for the three months ended June 30, 2014.

Balance Sheet as of June 30, 2014
Cash and cash equivalents totaled $3.4 million at June 30, 2014. Current assets and total assets were $7.8 million and $24.7 million, respectively and current liabilities and total liabilities were $13.5 million and $18.0 million, respectively, as of June 30, 2014. Bank debt was reduced to $5.3 million from $6.1 million at December 31, 2013. Stockholders’ equity was approximately $6.7 million at June 30, 2014.

Conference Call Information
Date: Thursday, July 31, 2014
Time: 4:30 p.m. EDT
Domestic Dial-in number: 1-877-681-3372
International Dial-in number: 1-719-325-4768
Live webcast: http://public.viavid.com/index.php?id=110145

In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through Thursday, August 7, 2014. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 5355599 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an Internet marketing and technology company that delivers targeted advertisements into websites and applications reaching desktop and mobile devices. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2013. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Alliance Advisors, LLC.
Thomas Walsh, 212-398-3496
twalsh@allianceadvisors.net

INUVO, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Net revenue	$10,942,033	$13,130,428	$21,063,750	$29,050,207
Cost of revenue	4,666,175	6,964,311	8,342,930	14,445,179
Gross profit	6,275,858	6,166,117	12,720,820	14,605,028
Operating expenses
Marketing costs	3,614,598	2,993,165	7,278,285	7,686,054
Compensation	1,139,095	1,455,369	2,239,010	3,448,694
Selling, general and administrative	1,054,355	1,631,945	2,064,964	3,776,776
Total operating expenses	5,808,048	6,080,479	11,582,259	14,911,524
Operating income	467,810	85,638	1,138,561	(306,496)
Other expense, net	(103,301)	(66,328)	(201,103)	(172,997)
Net income (loss) from continuing operations before taxes	364,509	19,310	937,458	(479,493)
Income tax benefit	-	79,247	75,698	162,247
Net income (loss) from continuing operations	364,509	98,557	1,013,156	(317,246)
Net income from discontinued operations	17,782	283,015	43,894	408,108
Net income	382,291	381,572	1,057,050	90,862
Other comprehensive income
Foreign currency revaluation	-	(127)	-	(124)
Total comprehensive income	$382,291	$381,445	$1,057,050	$90,738
Earnings (loss) per share, basic and diluted
From continuing operations	$0.02	$0.01	$0.04	($0.020)
From discontinued operations	.-	0.01	-	0.02
Net income	$0.02	$0.02	$0.04	-
Weighted average shares outstanding
Basic	23,445,771	23,290,479	23,480,956	23,271,159
Diluted	24,050,239	23,323,158	23,936,241	23,271,159

By Segment (Unaudited):
Net revenue
Partner Network	$5,569,504	$8,507,907	$11,021,121	$17,424,904
Owned and Operated Network	5,372,529	4,622,521	10,042,629	11,625,303
Total	$10,942,033	$13,130,428	$21,063,750	$29,050,207
Gross profit
Partner Network	$959,197	$1,859,678	$2,817,601	$3,662,037
Owned and Operated Network	5,316,661	4,306,439	9,903,219	10,942,991
Total	$6,275,858	$6,166,117	$12,720,820	$14,605,028

INUVO, INC.
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Net income (loss) from continuing operations before taxes	$364,509	19,310	$937,458	(479,493)
Interest expense, net	103,301	66,328	201,103	172,997
Depreciation	243,335	504,567	499,307	1,210,034
Amortization	198,501	198,501	397,002	745,667
Stock-based compensation	248,382	110,420	378,830	300,413
Severances and other non-recurring, non-cash items	36,145	(51,348)	117,943	264,813

Adjusted EBITDA	$1,194,173	$847,778	$2,531,643	$2,214,431

Reconciliation of Net Loss from Continuing Operations before Taxes to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net income (loss) from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation, and (v) accrued severance and other non-recurring, noncash expense. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.